Exhibit 10.31

Named Executive Officer Salary and Bonus Arrangements

On February 21, 2007, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following 2007 base salaries, target bonuses and incentive awards, and 2006 bonus payments for the Company’s named executive officers after a review of performance and competitive market data.

Name and Title	2007 Base Salary	2007 Bonus Target (1)	Stock Option Grant (2)	Restricted Stock Award (3)	2006 Bonus Payment
Henry C. Duques Chairman and Chief Executive Officer	$250,000	$1,400,000	678,800	96,000	$1,650,000

David P. Bailis Senior Vice President	$525,000	$575,000	280,000	39,600	$575,000

Edward A. Labry III Senior Vice President	$750,000	$500,000	322,400	45,600	$655,000

Kimberly S. Patmore Executive Vice President, Chief Financial Officer	$575,000	$600,000	254,500	36,000	$600,000

Pamela H. Patsley Senior Vice President	$620,000	$650,000	280,000	39,600	$660,000

(1)	2007 bonus target is based upon performance as measured by the Company’s 2007 net income and revenue, subject to adjustment by the Committee, as permitted under the First Data Corporation Senior Executive Incentive Plan and Internal Revenue Code Section 162(m).
(2)	Options were granted under the Company’s 2002 Long-Term Incentive Plan and carry an exercise price of $25.5550 per share, 100% of the fair-market value of the underlying common stock on the date of grant. The options will expire on February 21, 2017 and become exercisable in increments of one-fourth each year beginning on the first anniversary of the date of the grant.
(3)	Restricted stock awards were granted under the Company’s 2002 Long-Term Incentive Plan and vest in increments of one-third each year with the first increment vesting on February 21, 2008.

Michael T. Whealy, the Company’s Executive Vice President, General Counsel and Chief Administrative Officer, currently is on a medical disability leave. On February 21, 2007 the Committee approved a 2006 bonus payment of $300,000 for Mr. Whealy, whose annual salary, as established by the Committee in February 2006, is $550,000.

From time to time, the Company’s executive officers receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 per year, country club membership expenses, and reimbursement for relocation and moving expenses. With the exception of relocation and moving expenses, generally the value of such perquisites does not exceed $50,000 per year per executive.